EXHIBIT 10.5

                         EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES

                         ODYSSEY MARINE EXPLORATION, INC.
                             (A NEVADA CORPORATION)
                               3604 SWANN AVENUE
                              TAMPA, FLORIDA 33609

                                      AND

                             George J. Becker, Jr.
                              8223 Aquila Street
                           Port Richey, Florida 34668
                            Chief Operating Officer

Effective April 15, 2002

                                    RECITALS

A. Odyssey wishes to obtain the services of Executive for the term of this Agreement, and Executive wishes to provide his or her services for such period.

B. Odyssey desires reasonable protection of Odyssey's Confidential Information (as defined below).

C. Odyssey desires assurance that Executive will not compete with Odyssey, engage in recruitment of Odyssey's employees or make disparaging statements about Odyssey after termination of employment, and Executive is willing to refrain from such competition, recruitment and disparagement.

D. Executive desires to be assured of a minimum Base Salary (as defined below) from Odyssey for Executive's services for the term of this Agreement (unless terminated earlier pursuant to the terms of this Agreement).

E. It is expressly recognized by the parties that Executive's acceptance of, and continuance in, Executive's position with Odyssey and agreement to be bound by the terms of this Agreement represents a substantial commitment to Odyssey in terms of Executive's personal and professional career and a foregoing of present and future career options by Executive, for all of which Odyssey receives substantial value.

F.   The parties wish to replace any and all prior employment agreements.

NOW, THEREFORE, in consideration of Executive's acceptance of and continuance in Executive's employment for the term of this Agreement and the parties' agreement to be bound by the terms contained herein, the parties agree as follows:





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                                  ARTICLE I

                                 DEFINITIONS

1.01 "BASE SALARY" shall mean regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.

1.02 "BOARD" shall mean the Board of Directors of Parent Corporation.

1.03 "ODYSSEY" shall mean Odyssey Marine Exploration, Inc., and

     (a) Any Subsidiary (as that term is defined in Section 1.07); and

     (b) Any successor in interest by way of consolidation, operation of law, merger or otherwise.

1.04 "CONFIDENTIAL INFORMATION" shall mean information or material of Odyssey which is not generally available to or used by others, or the utility or value of which is not generally known or recognized, whether or not the underlying details are in the public domain, including:

     (a) Information or material relating to Odyssey and its business as conducted or anticipated to be conducted; business plans; research and operations past, current or anticipated; partners, customers or prospective partners or customers; or research, engineering, development, purchasing, accounting, or marketing activities;

     (b) Information or material relating to Odyssey's improvements, discoveries, "know-how," technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development or marketing of Odyssey's technology, products or services;

     (c) Information on or material relating to Odyssey which when received is marked as "proprietary," "private," or "confidential;"

     (d) Trade secrets of Odyssey; contracts in any state of development or completion, partner or government negotiations relative to discoveries or potential discoveries, strategic and tactical business plans whether discussed or documented in internal Odyssey documents;

     (e) Specialized technology of Odyssey in various stages of development, including computer programs, software designs, specifications, programming aids (including "library subroutines" and productivity tools), programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of Odyssey; and

     (f) Any similar information of the type described above which Odyssey received from another party and which Odyssey treats as or designates as being proprietary, private or confidential, whether or not owned or developed by Odyssey.





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     Notwithstanding the foregoing, "Confidential Information" does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of Executive outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.

1.05 "DISABILITY" shall mean the inability of Executive to perform his duties under this Agreement because of illness or incapacity for a continuous period of six months.

1.06 "PARENT CORPORATION" shall mean Odyssey Marine Exploration, Inc., and any successor in interest by way of consolidation, operation of law, merger or otherwise. "Parent Corporation" shall not include any Subsidiary.

1.07 "SUBSIDIARY" shall mean: (a) any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by Parent Corporation and/or one or more Subsidiaries; and (b) any division or business unit (or portion thereof) of Parent Corporation or a corporation described in clause (a) of this Section 1.07.

                                  ARTICLE II

                     EMPLOYMENT, DUTIES, TERM AND STATUS

2.01 EMPLOYMENT. Upon the terms and conditions set forth in this Agreement, Odyssey hereby employs Executive, and Executive accepts such employment.

2.02 DUTIES. Executive shall devote his or her full-time and best efforts to Odyssey and to fulfilling the duties of his or her position which shall include such duties as may from time to time be assigned him by Odyssey, provided that such duties are reasonably consistent with Executive's education, experience and background. Executive shall comply with Odyssey's policies and procedures to the extent they are not inconsistent with this Agreement in which case the provisions of this Agreement prevail.

1.03. TERM. Subject to the provisions of Articles IV, this Agreement and Executive's employment shall continue until March 1, 2005.

1.04 EXECUTIVE OFFICER STATUS. Executive acknowledges that he will be an "executive officer" of the Company for purposes of the Securities Act of 1933 as amended (the "1933 Act"), and the Securities Exchange Act of 1934 as amended (the "1934 Act"), and he will comply in all respects with all the rules and regulations under the 1933 Act and the 1934 Act applicable to him in a timely and non-delinquent manner. In order to assist the company in complying with its obligations under the 1933 Act and the 1934 Act, Executive will provide to the Company such information about Executive as the Company will reasonably request including, but not limited to, information relating to personal history and stockholdings. Executive will report to the General Counsel of the Company or other designated officer of the Company all changes in beneficial ownership of any shares of the Company Common and Preferred Stock deemed to be beneficially owned by Executive and/or any members of Executive's family.


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                                  ARTICLE III

                           COMPENSATION AND EXPENSES

3.01 BASE SALARY. For all services rendered under this Agreement during the term of this Agreement, Odyssey shall pay Executive a minimum Base Salary at the annual rate of $100,000. If Executive's salary is increased from time to time during the term of this Agreement, the increased amount shall be the Base Salary for the remainder of the term.

3.02 BONUS AND INCENTIVE. Bonus or incentive compensation shall be at the sole discretion of the Compensation Committee of the Board of Directors. The Compensation Committee shall have the right, to alter, amend or eliminate any bonus or incentive plans, or Executive's participation therein, without compensation to Executive.

3.03 BUSINESS EXPENSES. Odyssey shall, consistent with its policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Executive in performing his or her duties as an employee of Odyssey, provided that Executive accounts promptly for such expenses to Odyssey in the manner prescribed from time to time by Odyssey.

3.04 EMPLOYEE BENEFITS, VACATION. Odyssey shall provide Executive any health, life or disability insurance, pension, retirement savings, or any other benefit plan or arrangement now or hereafter maintained by Odyssey for its senior executives generally, and participation therein shall be in accordance with the provisions thereof generally applicable to such executives. Executive shall receive at least four weeks of paid vacation per annum.

                                  ARTICLE IV

                                 TERMINATION

4.01 EARLY TERMINATION. This Article does not alter the respective continuing obligations of the parties pursuant to Articles V, VI.

4.02 TERMINATION FOR CAUSE. Odyssey may terminate this Agreement and Executive's employment immediately for cause. For the purpose hereof "cause" means:

     (a) A conviction or adjudication for Fraud;

     (b) Theft or embezzlement of Odyssey assets;

     (c) Failure to follow Odyssey's conduct and ethics policies; and/or the continued failure by Executive to attempt in good faith to perform his or her duties as reasonably assigned to Executive pursuant to Section 2.02 of Article II of this Agreement for a period of 60 days after a written demand for such performance, which specifically identifies the manner in which it is alleged Executive has not attempted in good faith to perform such duties or has violated Odyssey's conduct and ethics policies.

     In the event of termination for cause pursuant to this Section 4.02, Executive shall be paid at the usual rate of Executive's annual Base Salary through the date of termination specified in any written notice of termination.

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4.03 TERMINATION WITHOUT CAUSE.  Either Executive or Odyssey may terminate this Agreement and Executive's employment without cause on at least 75 days' written notice. In the event of termination of this Agreement and of Executive's employment pursuant to this Section 4.03, compensation shall be paid as follows:

      (a) If Executive gives the notice of termination, Executive shall be paid at the usual rate of his or her annual Base Salary through the 75-day notice period;

      (b) If the notice of termination is given by Odyssey, (1) Executive shall be paid at the usual rate of his or her annual Base Salary through the 75 day notice period, however, Odyssey shall have the option of making termination of the Agreement and Executive's employment effective immediately upon notice in which case Executive shall be paid a lump sum representing the value of 75 days worth of salary; and (2) Executive shall receive, starting within 15 days after the end of the 75 day notice period, two year's Base Salary payable, at the sole discretion of Odyssey, in either the form of a lump sum payment or on a regular payroll period basis. (3) Executive shall receive the bonus, if any, to which Executive would otherwise have become entitled under all applicable Odyssey bonus plans in effect at the time of termination of this Agreement had Executive remained continuously employed for the full fiscal year in which termination occurred and continued to perform his or her duties in the same manner as they were performed immediately prior to termination, multiplied by a fraction, the numerator of which shall be the number of whole months Executive was employed in the year in which termination occurred and the denominator of which is 12. This bonus amount shall be paid within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year. (4) Odyssey shall provide or make arrangements for reasonable outplacement services for Executive based on his or her level within Odyssey.

4.04 TERMINATION IN THE EVENT OF DEATH OR DISABILITY. This Agreement shall terminate in the event of death or disability of Executive.

     (a) In the event of Executive's death, Odyssey shall pay an amount equal to 12 months of Base Salary at the rate in effect at the time of Executive's death plus the amount Executive would have received in annual incentive plan bonus for the year in which the death occurs had "target" goals been achieved. Such amount shall be paid (1) to the beneficiary or beneficiaries designated in writing to Odyssey by Executive, (2) in the absence of such designation to the surviving spouse, or (3) if there is no surviving spouse, or such surviving spouse disclaims all or any part, then the full amount, or such disclaimed portion, shall be paid to the executor, administrator or other personal representative of Executive's estate. The amount shall be paid as a lump sum as soon as practicable following Odyssey's receipt of notice of Executive's death. All such payments shall be in addition to any payments due pursuant to Section 4.04(c) below.

     (b) In the event of Executive's disability, Base Salary shall be terminated as of the end of the month in which the last day of the six-month period of Executive's inability to perform his or her duties occurs.





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     (c) In the event of termination by reason of Executive's non-job related disability Odyssey shall pay to Executive any amount equal to (1) the amount Executive would have received in annual incentive plan bonus for the year in which termination occurs had "target" goals been achieved, multiplied by (2) a fraction, the numerator of which shall be the number of whole months Executive was employed in the year in which the death or disability occurred and the denominator of which is 12. The amount payable pursuant to this Section 4.04(c) shall be paid within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year.

     (d) In the event of termination by reason of Executives job-related disability, Odyssey shall pay an amount equal to 12 months of Base Salary at the rate in effect at the time of Executive's death plus the amount Executive would have received in annual incentive plan bonus for the year in which the death occurs had "target" goals been achieved. Such amount shall be paid (1) to the beneficiary or beneficiaries designated in writing to Odyssey by Executive, (2) in the absence of such designation to the surviving spouse, or
(3) if there is no surviving spouse, or such surviving spouse disclaims all or any part, then the full amount, or such disclaimed portion, shall be paid to the executor, administrator or other personal representative of Executive's estate. The Base Salary amount payable pursuant to this Section 4.04(d) shall be paid within 15 days after the date of termination and the incentive bonus shall be paid at such time as the bonus would have been paid had Executive remained employed for the full fiscal year.

4.05 RETIREMENT.

     (a) Executive may terminate this Agreement and Executive's employment as a result of Executive's decision to retire from Odyssey. Executive shall provide Odyssey with at least 75 days' written notice of the date upon which Executive intends to retire. Executive shall be paid at the usual rate of his or her annual Base Salary through the date of retirement stipulated in the written notice.

     (b) In the event that Executive terminates this Agreement as a result of Executive's decision to retire from Odyssey and Executive is at least 55 years of age with five or more years of service to Odyssey, then Executive (and anyone entitled to claim under or through Executive) shall, until age 65, be entitled to receive from Odyssey the same or equivalent health, dental, accidental death and dismemberment, short and long-term disability, life insurance coverages, and all other insurance policies and health and welfare benefits programs, policies or arrangements, at the same levels and coverages as Executive was receiving on the day immediately prior to his or her retirement. Executive shall be required to pay no more for the above mentioned benefits than he/she paid as an active employee, or if provided by Odyssey at no cost to employees on the day immediately prior to Executive's retirement, they shall continue to be made available to Executive on this basis.

4.06 ENTIRE TERMINATION PAYMENT.  The compensation provided for in this
Article IV for early termination of this Agreement and termination pursuant to this Article IV shall constitute Executive's sole remedy for such termination. Executive shall not be entitled to any other termination or severance payment which may be payable to Executive under any other agreement between Executive and Odyssey.



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                                   ARTICLE V

                    CONFIDENTIALITY, DISCLOSURE AND ASSIGNMENT

5.01 CONFIDENTIALITY. Executive will not, during the term or after the termination or expiration of this Agreement or his employment, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by Odyssey. If Executive leaves the employ of Odyssey, Executive will not, without Odyssey's prior written consent, retain or take away any drawing, writing, list, data or other record or information in any form containing any Confidential Information.

5.02 BUSINESS CONDUCT AND ETHICS. During the term of employment with Odyssey, Executive will engage in no activity or employment which may conflict with the interest of Odyssey, and will comply with Odyssey's policies and guidelines pertaining to business conduct and ethics. Noting in this Agreement shall prohibit Executive from serving on one or more boards of director's of either for profit or not-for-profit companies or chartable organizations so long as the entities do not compete with Odyssey.

5.03 DISCLOSURE. Executive will disclose promptly in writing to Odyssey all inventions, discoveries, software, writings and other works of authorship which are conceived, made, discovered, or written jointly or singly on Odyssey time, providing the invention, improvement, discovery, software, writing or other work of authorship is capable of being used by Odyssey in the normal course of business, and all such inventions, improvements, discoveries, software, writings and other works of authorship shall belong solely to Odyssey. Executive may petition the company and the Board of Directors to negotiate for shared ownership and shared rights to royalties for published work that reflects positively on the reputation and the net worth of the company. Nothing in this paragraph shall prohibit the Executive from authoring books or articles about shipwrecks or the shipwreck business provided that such books and/or articles do not divulge any trade secrets or Confidential Information and do not compete directly with any of Odyssey's business.

5.04 INSTRUMENTS OF ASSIGNMENT. Except as the Executive and company may agree to shared rights to ownership and royalties, Executive will sign and execute all instruments of assignment and other papers to evidence vestiture of Executive's entire right, title and interest in such inventions, improvements, discoveries, software, writings or other works of authorship in Odyssey, at the request and the expense of Odyssey, and Executive will do all acts and sign all instruments of assignment and other papers Odyssey may reasonably request relating to applications for patents, copyrights, and the enforcement and protection thereof. If Executive is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship conceived, developed or reduced to practice by Executive, Executive agrees to do so, and if Executive leaves the employ of Odyssey, Odyssey shall pay Executive at a rate mutually agreeable to Executive and Odyssey, plus reasonable traveling or other expenses.

5.06 EXECUTIVE'S DECLARATION. Executive must declare his rights to inventions, databases, improvements, discoveries, software, writings or other works of authorship useful to Odyssey in the normal course of business, which were conceived, made or written prior to the date of this Agreement and which is excluded from this Agreement.

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                                  ARTICLE VI

            NON-COMPETITION, NON-RECRUITMENT, AND NON-DISPARAGEMENT

6.01 GENERAL. The parties hereto recognize and agree that (a) Executive is a senior executive of Odyssey and is a key executive of Odyssey, (b) Executive has received, and will in the future receive, substantial amounts of Confidential Information, (c) Odyssey's business is conducted on a worldwide basis, and (d) provision for non-competition, non-recruitment and non-disparagement obligations by Executive is critical to Odyssey's continued economic well-being and protection of Odyssey's Confidential Information. In light of these considerations, this Article VI sets forth the terms and conditions of Executive's obligations of non-competition, non-recruitment and non-disparagement subsequent to the termination of this Agreement and/or Executive's employment for any reason.

6.02 NON-COMPETITION.

     (a) Unless the obligation is waived or limited by Odyssey in accordance with subsection (b) of this Section 6.02, Executive agrees that for a period of three years following termination of employment for any reason ("Non-Compete Period"), Executive will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any part of Odyssey's business as conducted as of the date of such termination of employment or with any part of Odyssey's contemplated business with respect to which Executive has Confidential Information, provided however, that Odyssey shall continue to pay the Executive at the Base Rate in effect at the time of the Termination throughout the Non-Compete Period. For purposes of this subsection (a), "shareholder" shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange. Also for purposes of this subsection (a), "Odyssey's business" shall include business conducted by Odyssey or its affiliates and any partnership or joint venture in which Odyssey or its affiliates is a partner or joint venturer; provided that, "affiliate" as used in this sentence shall not include any corporation in which Odyssey has ownership of less than fifteen percent (15%) of the voting stock.

     (b) At its sole option Odyssey may, by written notice to Executive at any time within the Non-Compete Period, waive or limit the time and/or geographic area in which Executive cannot engage in competitive activity.

     (c) During the Non-Compete Period, prior to accepting employment with or agreeing to provide consulting services to, any firm or entity which offers competitive products or services, Executive shall give 30 days prior written notice to Odyssey. Such written notice shall describe the firm and the employment or consulting services to be rendered to the firm or entity, and shall include a copy of the written offer of employment or engagement of consulting services. Odyssey's failure to respond or object to such notice shall not in any way constitute acquiescence or waiver of Odyssey's rights under this Article VI.



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     (d) In the event Executive fails to provide notice to Odyssey pursuant to subsection (c) of this Section 6.02 and/or in anyway violates its non-competition obligation pursuant to Section 6.02, Odyssey may enforce all of its rights and remedies provided to it under this Agreement, in law and in equity, and Executive shall be deemed to have expressly waived any rights he or she may have had to payments under subsection (d) of this Section 6.02.

6.03 NON-RECRUITMENT. For a period of three years following termination of employment for any reason, Executive will not initiate or actively participate in any other employer's recruitment or hiring of Odyssey employees without the express permission of Odyssey. This provision shall not preclude Executive from responding to a request (other than by Executive's employer) for a reference with respect to an individual's employment qualifications.

6.04 NON-DISPARAGEMENT. Executive will not, during the term or after the termination or expiration of this Agreement or Executive's employment, make disparaging statements, in any form, about Odyssey, its officers, directors, agents, employees, products or services which Executive knows, or has reason to believe, are false or misleading.

6.05 SURVIVAL. The obligations of this Article VI shall survive the expiration or termination of this Agreement and Executive's employment.

                                  ARTICLE VII

                               GENERAL PROVISIONS

7.01 NO ADEQUATE REMEDY. The parties declare that it is impossible to measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement and therefore injunctive relief is appropriate. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, the party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such party shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

7.02 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Parent Corporation and each Subsidiary, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Odyssey, and any such successor or assign shall absolutely and unconditionally assume all of Odyssey's obligations hereunder.

7.03 NOTICES. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address:

     (a) Odyssey Marine Exploration, Inc. 3604 Swann Avenue Tampa, Florida
33609

     (b) In the case of Executive shall be: At the address listed on the last page of this Agreement.

     (c) Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that

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stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

7.04 CAPTIONS. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

7.05 GOVERNING LAW. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Florida and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Florida each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose. The parties hereto expressly recognize and agree that the implementation of this Governing Law provision is essential in light of the fact that Parent Corporation's corporate headquarters and its principal executive offices are located within the State of Florida and there is a critical need for uniformity in the interpretation and enforcement of the employment agreements between Odyssey and its senior executives.

7.06 CONSTRUCTION. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.07 WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

7.08 MODIFICATION. Any changes or amendments to this Agreement must be in writing and signed by both parties.

7.09 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment agreements or understandings of the parties hereto, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

IN WITNESS WHEREOF, The parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Made effective the fifteenth day of April 2002


By:/s/ John C. Morris
Odyssey Marine Exploration, Inc.
By: John C Morris
Chairman of the Board and
Chief Executive Officer
                                   /s/ George J. Becker, Jr.
                                   George J. Becker, Jr.

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